UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

November 1, 2004 (October 26, 2004)
Date of Report (Date of earliest event reported)

AES Eastern Energy, L.P.
(Exact name of registrant as specified in charter)

Delaware	333-89725	54-1920088
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4300 Wilson Boulevard, Arlington, Va.	22203
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(703) 522-1315

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[	] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[	] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[	] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[	] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01      Entry into a Material Definitive Agreement.

On October 26, 2004, AES Eastern Energy, L.P. (the “Registrant”), as Borrower, entered into an Amended and Restated Credit Agreement with Calyon New York Branch, as Agent, and the Banks and the Issuing Banks named therein (the “Caylon Credit Facility”). Also on October 26, 2004, Calyon New York Branch purchased the outstanding loans made under the $35,000,000 Credit Agreement, dated as of April 10, 2001, as amended, among the Registrant, as Borrower, the banks party thereto, and Union Bank of California, N.A., as Agent (the “Existing Credit Facility”), and the unreimbursed drawings under letters of credit issued under the Existing Credit Facility. In addition, Calyon New York Branch assumed all of the rights and obligations of the banks under the Existing Credit Facility including the commitments of such banks to make loans and issue letters of credit.

Under the Caylon Credit Facility, the Banks have agreed, from time to time until January 28, 2008 (the “Maturity Date”), to make loans to and issue letters of credit on behalf of the Borrower. The maximum aggregate principal amount of loans, outstanding letters of credit and unreimbursed drawings under letters of credit issued under the Caylon Credit Facility, which may be at any one time outstanding is $35 million (subject to increase to $75 million upon approval by the New York State Public Service Commission if such approval is obtained on or before December 31, 2004). The Borrower may borrow, pay or prepay and reborrow loans.

Loans may, at the option of the Borrower, be made under the Caylon Credit Facility as Base Rate Loans or Eurodollar Rate Loans or any combination thereof. Base Rate Loans bear interest at an interest rate per annum equal to the sum of (1) the higher of (a) the Prime Rate announced by Caylon New York Branch from time to time in effect and (b) the sum of the Federal Funds Rate in effect plus 0.50%, plus (2) an applicable margin of 0.75% until October 26, 2006 and 1% thereafter. Eurodollar Rate Loans bear interest at an interest rate per annum (rounded upwards, if necessary, to the nearest whole multiple of 1/100 of 1%) equal to the sum of (1) the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London, England time) two business days prior to the first day of an Interest Period (a period of one, two, three or six months selected by the Borrower) for a term comparable to such Interest Period, plus (2) an applicable margin of 1.75% until October 26, 2006 and 2% thereafter.

The obligations of the Borrower under the Caylon Credit Facility are secured by the Borrower’s pledge of the membership interests in the Borrower’s wholly owned subsidiary, AEE2, L.L.C. (which owns the Westover and Greenidge electric generating plants), as well as AEE2, L.L.C.‘s wholly owned subsidiaries, AES Westover, L.L.C. (which operates the Westover electric generating plant) and AES Greenidge, L.L.C. (which operates the Greenidge electric generating plant).

Item 1.02      Termination of a Material Definitive Agreement.

On October 26, 2004, the Registrant and The AES Corporation agreed to terminate the commitment of The AES Corporation to provide letters of credit and cash collateral for the benefit of the Registrant under the Amended and Restated Letter of Credit and Reimbursement Agreement, effective as of January 1, 2004 (the “Letter of Credit Agreement”), between the Registrant and The AES Corporation. The Registrant is a wholly owned subsidiary of The AES Corporation. A copy of the termination agreement is filed with this Current Report on Form 8-K as Exhibit 10.26.

Pursuant to the Letter of Credit Agreement, The AES Corporation had agreed to provide, or cause to be provided, to the Registrant letters of credit and cash collateral to counterparties to support the Registrant’s obligations arising in connection with the Registrant’s sale of electricity. The AES Corporation agreed that the maximum amount of letters of credit and cash collateral that The AES Corporation would provide, or cause to be provided, pursuant to the Letter of Credit Agreement would be $95 million from January 1, 2004 until December 31, 2004 and $60 million from January 1, 2005 until December 30, 2005.

The termination of The AES Corporation’s commitment under the Letter of Credit Agreement does not affect outstanding letters of credit or cash collateral agreements. The Registrant remains obligated to perform its responsibilities under the terms of the Letter of Credit Agreement with respect to any outstanding letters of credit or cash collateral agreements until the earlier of such time as the Registrant replaces such outstanding letters of credit or cash collateral agreements or the stated expiration date of such letters of credit or cash collateral agreements shall occur.

The AES Corporation on April 28, 2004 agreed to provide, or cause to be provided, letters of credit to counterparties as margin to support the Registrant’s normal, ongoing hedging activities out of the proceeds of The AES Corporation’s $450 million senior secured revolving credit facility. The AES Corporation is not obligated to provide any such letters of credit in the future and will review any request for the issuance of an authorization for such letters of credit on a case by case basis and may refuse any request for the issuance of such letters of credit for any reason, or for no reason.

Item 9.01       Financial Statements and Exhibits.

(c) Exhibits.

10.26. Termination dated October 26, 2004 of Letter of
Credit and Reimbursement Agreement, effective as of
January 1, 2004,between the Registrant
and The AES Corporation.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned thereunto duly authorized.

AES EASTERN ENERGY, L.P.
By: AES NY, L.L.C., as General Partner

By: /s/ Daniel J. Rothaupt
Daniel J. Rothaupt
President
Date: November 1, 2004	(principal executive officer)